CENTENE CORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Centene Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on March 12, 2004, adopted the following resolution to amend the Certificate of Incorporation of the Corporation, as amended, and declared said amendment to be advisable:

RESOLVED, that paragraph (a) of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

SECOND: That the aforesaid amendment was duly approved by the stockholders of the Corporation at the Corporation’s 2004 Annual Meeting of Stockholders held on May 4, 2004.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Michael F. Neidorff, its President and Chief Executive Officer, this 7th day of May, 2004.

CENTENE CORPORATION

/s/ MICHAEL F. NEIDORFF
Michael F. Neidorff Chairman, President and Chief Executive Officer

ATTEST:

/s/ KAREY L. WITTY
Karey L. Witty Secretary